Exhibit 21.1

Subsidiaries of the Company

-	Synthesis Energy Holdings, Inc. (Florida corporation)

o   Owns 100% of:

▪	Synthesis Energy Systems, Inc. (British Virgin Islands corporation)
•	Owns 90.24% of:

o   Synthesis Energy Systems Investments, Inc. (Mauritius corporation)

•	Owns 100% of:

o   Synthesis Energy Investment Holdings, Inc. (Mauritius corporation)

o   Synthesis Energy Technology Holdings, Inc. (Mauritius corporation)

o   SES New Energy Technologies, (Shanghai) Co., Ltd. (Chinese corporation)

-	Synthesis Energy Systems Technologies, LLC (Delaware limited liability company)

o   Owns 100% of:

▪	SES Asia Technologies, Ltd. (Hong Kong limited liability company)
▪	SEST Australia Pty Ltd (Australian company)

-	SES Resources, LLC (Delaware limited liability company)

-	SES Clean Energy Investment Holdings, Ltd. (Hong Kong limited liability company)